Press

Release

Contact:	Mark E. Patten, Sr. Vice President and CFO
mpatten@ctlc.com
Phone:	(386) 944‑5643
Facsimile:	(386) 274‑1223
FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS REVENUE OF $91.4 MILLION AND EARNINGS OF $7.53 PER SHARE FOR FULL YEAR 2017

DAYTONA BEACH, Fla. – February 7, 2018 – Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company”) today announced its operating results and earnings for the quarter and year ended December 31, 2017.

OPERATING RESULTS

Operating results for the 4th  Quarter ended December 31, 2017 (as compared to the same period in 2016):

•	Net income was $4.42 per basic share, an increase of $3.51 per share, or 386%;
•	Excluding the adjustment for the reduction in the corporate tax rate from 35% to 21%, which reduced our net deferred tax liabilities, net income was $0.38 per basic share;
•	Operating income was approximately $5.6 million, a decrease of approximately $4.7 million, or (46%); and
•	Revenues from our Operating Segments were as follows:
	’s)	’s)
		Increase (Decrease)
Operating Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2016 ($000’s)	vs Same Period in 2016 (%)
Income Properties	$ 8,841	$ 2,231	34%
Interest Income from Commercial Loan Investments	326	(211)	39%
Real Estate Operations	6,864	(12,301)	64%
Golf Operations	1,439	127	10%
Agriculture & Other Income	11	(1)	8%
Total Revenues	$ 17,481	$ (10,155)	37%

Operating results for the Year  ended December 31, 2017 (as compared to the same period in 2016):

•	Net income was $7.53 per basic share, an increase of $4.67 per share, or 163%;
•	Excluding the adjustment for the reduction in the corporate tax rate from 35% to 21%, which reduced our net deferred tax liabilities, net income was $3.51 per basic share;
•	Operating income was approximately $40.3 million, an increase of approximately $3.0 million, or 8%; and
•	Revenues from our Operating Segments were as follows:

	’s)	’s)
		Increase (Decrease)
Operating Segment	Revenue for the Year ($000’s)	vs Same Period in 2016 ($000’s)	vs Same Period in 2016 (%)
Income Properties	$ 31,407	$ 6,314	25%
Interest Income from Commercial Loan Investments	2,053	(535)	21%
Real Estate Operations	52,522	14,378	38%
Golf Operations	5,095	(95)	2%
Agriculture & Other Income	335	275	458%
Total Revenues	$ 91,412	$ 20,337	29%

Income Property Operations Update

During 2017, the Company completed the acquisition of 6 income properties with approximately 440,000 square feet of rentable space for an aggregate purchase price of approximately $79.8 million, representing an average price per square foot of approximately $180 and a weighted average investment cap rate of approximately 7.4%, with a weighted average remaining lease term of 8.6 years.  The Company’s acquisition guidance for 2017 was a range of $50 million to $70 million at a weighted average cap rate of 6% - 8%.

Completion of Two Single-Tenant Net Lease Restaurants

In January 2018, the Company completed the development of two single-tenant net lease restaurant properties, the LandShark Bar & Grill and Cocina 214 Restaurant & Bar, each approximately 6,000 square feet, on the Company’s  6‑acre beach parcel in Daytona Beach, Florida. The restaurants opened in late January 2018, with rent commencing from both tenants in the first quarter of 2018.

Including the two new restaurant properties, the Company’s income property portfolio consisted of the following as of February 7, 2018:

Property Type	# of Properties	Square Feet	Average Years Remaining on Lease
Single-Tenant	28	1,541,457	9.2
Multi-Tenant	11	600,007	4.0
Total / Wtd. Avg.	39	2,141,464	7.6

Land and Subsurface Update

For 2017, the Company completed the disposition of approximately 1,701 acres, or more than 17% of our land holdings at the beginning of the year,  with an aggregate sales price of approximately $47.0 million, or approximately $28,000 per acre, and resulting in net gains of approximately $31.8 million, or approximately $3.53 per share after tax.  Including the sale of subsurface interests, the total dispositions in 2017 totaled $49.1 million. The Company’s guidance for the sales value of land transactions closed in 2017 was a range of $30 million to $50 million.

Land Pipeline Update

As of February 7, 2018, the Company’s pipeline of potential land sales transactions, including the non-binding term sheet for the mitigation bank joint venture, includes the following seventeen (17)  potential transactions with fifteen (15) different buyers, representing more than 6,000 acres or approximately 74% of our land holdings:

				’s)
	Transaction (Buyer)	Acres	Amount ($000’s)	Price Per Acre ($ Rounded 000’s)	Estimated Timing
1	Commercial/Retail – O’Connor - East of I‑95 (2)	123	$ 29,250	$ 238,000	‘18 – ‘19
2	Residential (AR) – Minto Communities – West of I‑95	1,614	$ 26,500	$ 16,000	Q4 ‘18
3	Residential (SF) – ICI Homes – West of I‑95	1,016	$ 21,000	$ 21,000	‘19
4	Mitigation Bank– Term Sheet – West of I‑95 (1)	2,492	$ 15,000	$ 6,000	Q2 ‘18
5	Mixed-Use Retail – North American – East of I‑95 (5)	35	$ 14,362	$ 409,000	Q4 ‘18
6	Commercial/Retail – Buc’ees – East of I‑95 (2)	35	$ 14,000	$ 400,000	Q2 ‘18
7	Residential (Multi-Family) – East of I‑95 (3)	45	$ 5,200	$ 116,000	Q3 ‘18 & ‘20
8	Distribution/Warehouse – VanTrust - East of I‑95	71	$ 5,000	$ 70,000	‘19
9	Commercial/Retail – East of I‑95	22	$ 4,250	$ 193,000	Q4 ‘18 – ‘19
10	Residential (SF) – West of I‑95 (4)	200	$ 3,324	$ 17,000	Q4 ‘18 & ‘20
11	Commercial/Distribution – VanTrust - East of I‑95	26	$ 3,215	$ 124,000	Q4 ‘18 – ‘19
12	Specialty Grocer –East of I‑95	9	$ 2,790	$ 310,000	Q3 ‘18
13	Auto Dealership - West of I‑95	13	$ 2,000	$ 154,000	Q4 ‘18
14	Commercial (RV) – West of I‑95	164	$ 1,900	$ 12,000	‘19
15	Residential (SF) – ICI Homes – West of I‑95	146	$ 1,400	$ 10,000	Q4 ‘18
16	Commercial/Retail – East of I‑95	8	$ 782	$ 98,000	Q4 ‘18
17	Commercial/Retail – East of I‑95	6	$ 625	$ 104,000	Q4 ‘18
	Totals (Average)	6,025	$ 150,598	$ 25,000

(1)

The amount for the Mitigation Bank represents the amount in the term sheet for the buyer’s acquisition of approximately 70% of the joint venture that owns the Mitigation Bank, with the Company retaining 30%.

(2)

Land sales transactions which require the Company to incur the cost to provide the requisite mitigation credits necessary for obtaining the applicable regulatory permits for the buyer, with such costs representing either our basis in credits that we own or potentially up to 5% - 10% of the contract amount noted.

(3)	The acres and amount include the buyer’s option to acquire 19 acres for approximately $2.0 million, in addition to the base contract of 26 acres for approximately $3.2 million.
(4)	The acres and amount include the buyer’s option to acquire 71 acres for approximately $574,000, in addition to the base contract of 129 acres for approximately $2.75 million.
(5)	Pursuant to the contract, amount includes the reimbursement of infrastructure costs incurred by the Company for Tomoka Town Center plus interest accrued as of December 31, 2017.

In January 2018, Buc-ee’s received its initial approval from the planning board of the City of Daytona Beach, a key milestone in their process for obtaining final zoning and entitlement approvals, which is on track for final site plan approval before the end of the first quarter.

Also in January 2018, the contract for the 21 acres surrounding the RaceTrac property at the southeast corner of LPGA Boulevard and Williamson Boulevard in the amount of $4.8 million was terminated by the purchaser.  The Company may determine to complete the site-work or develop some or all of this parcel.

As noted above, these agreements contemplate closing dates ranging from early 2018 through fiscal year 2020, and although some of the transactions may close in 2018,  some of the buyers are not contractually obligated to close until after 2018. Each of the transactions are in varying stages of due diligence by the various buyers including, in some instances, making submissions to the planning and development departments of the City of Daytona Beach, and other permitting activities with other applicable governmental authorities including wetlands permits from the St. John’s River Water Management District and the U.S. Army Corps of Engineers and conducting traffic analyses with the Florida Department of Transportation and negotiating other matters with Volusia County. In addition to other customary closing conditions, the majority of these transactions are conditioned upon the receipt of approvals or permits from those various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained or costs to meet governmental requirements or obligations are too high, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms thereof, including the sales price.

Update Regarding Development in our Area

The following provides an update regarding the developments ongoing and recently completed on land we have sold over the past few years:

•

The first phase of the 3,400‑home age-restricted master-planned community, Latitude Margaritaville, being built by Minto Communities opened their first phase of approximately 400 homes for sale, and as of December 31, 2017 has contracts for more than half the available inventory – which have delivery dates beginning to occur as early as the second quarter of 2018;

•	The 400,000 square-foot distribution facility for BBraun, built by VanTrust, is due to open operations in the first quarter of 2018;
•

North American Development Group has broken ground and begun vertical development of its approximately 400,000 square-foot retail power center at Tomoka Town Center with tenants including Ross, Hobby Lobby, Dave & Busters, TJ Maxx, Academy Sports + Outdoors, Designer Shoe Warehouse, Ulta Beauty, and Burlington Coat Factory;

•	Mosaic, the 1,000‑home residential development by ICI Homes is well under way and the first homes are in construction;
•	Site work on the location for a new Honda dealership has begun at the southern end of the auto mall, on the west side of Interstate 95; and
•	The newest RaceTrac in Volusia County at the southeast corner of LPGA Boulevard and Williamson Boulevard opened in January.

Excluding the approximately 6,025 acres under contract or subject to a term sheet, the Company’s remaining land holdings consist of approximately 2,075 acres of undeveloped land.

Financial Results

Revenue

Total revenue for the quarter ended December 31, 2017 decreased to approximately $17.5 million, compared to approximately $27.6 million during the same period in 2016. This decrease was primarily the result of the decrease in revenues from our real estate operations, offset by an increase in our revenue from our income property operations, both of which are outlined in the following tables, respectively:

	’s)	’s)
	Increase (Decrease)
Income Property Operations Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2016 ($000’s)
Revenue from Q4 2016 and YTD 2017 Acquisitions	$ 2,428	$ 1,779
Revenue from The Grove at Winter Park	167	148
Revenue from Remaining Portfolio	5,685	261
Accretion of Above Market/Below Market Intangibles	561	43
Total Related to Income Property Operations	$ 8,841	$ 2,231

	’s)	’s)
		Increase (Decrease)
Real Estate Operations Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2016 ($000’s)
Land Sales Revenue	$ 5,907	$ (5,456)
Percentage of Completion Revenue (Tomoka Town Center)	-	(1,036)
Revenue from Reimbursement of Infrastructure Costs	584	(3,916)
Impact Fees/Mitigation Credit Sales	139	(1,600)
Subsurface Revenue	221	(46)
Other	13	(247)
Total Related to Real Estate Operations	$ 6,864	$ (12,301)

Total revenue for the quarter ended December 31, 2017 was also impacted by a decrease of approximately $212,000 in the revenue generated by our commercial loan investments,  primarily as a result of the sale of our two mezzanine loans in October.

Total revenue for the year ended December 31, 2017 increased to approximately $91.4 million, compared to approximately $71.1 million during the same period in 2016, an increase of approximately $20.3 million, or 29%. This increase was primarily the result of the increases from our real estate operations and the income property operations, respectively,  as outlined in the following tables, offset by reduced revenues totaling approximately $536,000 from our commercial loan investments resulting from the loan sales previously noted:

	’s)	’s)
		Increase (Decrease)
Real Estate Operations Segment	Revenue for the Year ($000’s)	vs Same Period in 2016 ($000’s)
Land Sales Revenue	$ 45,471	33,600
Tomoka Town Center - Percentage of Completion Revenue	—	(17,490)
Revenue from Reimbursement of Infrastructure Costs	1,860	(2,640)
Impact Fee and Mitigation Credit Sales	2,126	(94)
Subsurface Revenue	3,048	1,246
Fill Dirt and Other Revenue	17	(244)
Total Related to Real Estate Operations	$ 52,522	14,378

	’s)	’s)
		Increase (Decrease)
Income Property Operations Segment	Revenue for the Year ($000’s)	vs Same Period in 2016 ($000’s)
Revenue from Q4 2016 and YTD 2017 Acquisitions	$ 6,417	$ 5,768
Revenue from The Grove at Winter Park	451	354
Revenue from Remaining Portfolio	22,345	238
Accretion of Above Market/Below Market Intangibles	2,194	(46)
Total Related to Income Property Operations	$ 31,407	$ 6,314

Net Income

Net income and basic net income per share for the quarter ended December 31, 2017, compared to the same period in 2016, was as follows:

		Increase (Decrease)
	For the Quarter	vs Same Period in 2016	vs Same Period in 2016 (%)
Net Income ($000’s) (1)	$ 24,327	$ 19,232	377%
Basic Net Income Per Share (1)	$ 4.42	$ 3.51	386%

(1)

Includes non-cash impact to net income and basic earnings per share of approximately $22.2 million and $4.04 per share, respectively, for the adjustment of deferred tax liabilities and deferred tax assets to reflect the new federal income tax rate of 21% from 35%. This earnings impact was not included in the Company’s original 2017 guidance for earnings per share.

The above results for the fourth quarter of 2017,  excluding the impact of the non-cash adjustment for the new tax law, as compared to the same period in 2016, reflected the following significant operating elements in addition to the impacts on revenues described above:

•

A decrease in direct cost of revenues of nearly  $7.1 million reflecting the decrease in the direct cost of revenues for the real estate operations of approximately $8.2 million, which primarily reflects the lower level of land transactions during the fourth quarter of 2017, and an increase of approximately $0.8 million in the operating costs of the income property operations segment reflecting the larger income property portfolio; and

•	An increase in depreciation and amortization of approximately $1.1 million resulting from the growth in our income property portfolio.

Net income and basic net income per share for the year ended December 31, 2017, compared to the same period in 2016, was as follows:

		Increase (Decrease)
	For the Year	vs Same Period in 2016	vs Same Period in 2016 (%)
Net Income ($000’s) (1)(2)	$ 41,719	$ 25,468	157%
Basic Net Income Per Share (1)(2)	$ 7.53	$ 4.67	163%

(1)

Includes non-cash impact to net income and basic earnings per share of approximately $22.2 million and $4.02 per share, respectively, for the adjustment of deferred tax liabilities and deferred tax assets to reflect the new federal income tax rate of 21% from 35%. This earnings impact was not included in the Company’s original 2017 guidance for earnings per share.

(2)

Includes $0.24 in non-cash earnings for the elimination of the accrued liability associated with the straight-line accounting for the land lease which was terminated as part of the acquisition of the LPGA International golf course land. This earnings impact was not included in the Company’s  original 2017 guidance for earnings per share.

The above results for the year ended December 31, 2017,  excluding the impact of the non-cash adjustment for the new tax law, as compared to the same period in 2016, reflected the following significant operating elements in addition to the impacts on revenues described above:

•

An increase in direct cost of revenues of approximately $4.6 million primarily related to i) the increase in the direct cost of revenues for the real estate operations of approximately $3.5 million related entirely to the cost basis of the increased land sales and associated transaction costs, offset by reduced costs associated with lower impact fee and mitigation credit sales; and ii) an increase of approximately $1.7 million in the operating costs of the income property operations reflecting the larger income property portfolio;

•	An increase in depreciation and amortization of approximately $4.5 million resulting from the growth in our income property portfolio;
•	Non-cash earnings of approximately $2.2 million related to the transaction to acquire the land underlying our golf operations; and
•

Income of approximately $12.8 million recognized in 2016 in connection with the Company’s disposition of a portfolio of 14 income properties and other dispositions of income properties offset by the recognition of approximately $2.2 million in impairment charges during the year ended December 31, 2016.

Balance Sheet Update and Other Activities

Share Repurchase Program:  During the quarter, the Company repurchased 1,280 shares of its common stock for approximately $73,000, at an average purchase price of $57.00 per share. During the year, the Company repurchased 135,329 shares of its common stock for approximately $7.2 million, at an average purchase price of $53.27. As of December 31, 2017, there is approximately $5.4 million remaining on the $10 million buyback program initiated in March of 2017.

Book Value Per Share:  Our book value per share increased to $32.98 as of year-end, an increase of $7.01 per share, or 27% compared to the end of 2016. The impact of the new tax law represented approximately $3.98 per share of this increase.

Unsecured Revolving Credit Facility: On January 31, 2018, the Company expanded the commitment under its revolving credit facility to $130 million, providing an additional capacity of approximately $60 million, based on the outstanding balance as of December 31, 2017 of approximately $70 million.

Quarterly Dividend: In January 2018, the Company’s board approved a quarterly dividend of $0.06 per share for the first quarter of 2018, an increase of 20% and representing an annualized dividend level of $0.24 per share.

Golf Operations: At the beginning of December 2017 we hired Arcis Golf to replace ClubCorp as manager of the LPGA International Golf Club.

Board of Directors: Christopher W. Haga, a partner and head of strategic investments at Carlson Capital L.P., joined the board of directors in November 2017.

2018 Guidance

The following summary provides a review of the Company’s updated guidance for the year ending December 31, 2018:

Guidance YTD 2018
Reported Earnings Per Share (Basic) (1)	$7.25 - $8.25
Acquisition of Income-Producing Assets	$80mm - $120mm
Target Investment Yields (Initial Yield – Unlevered)	5.75% - 7.25%
Disposition of Income-Producing Assets (Sales Value)	$6mm - $18mm
Target Disposition Yields	7.50% - 8.50%
Land Transactions (Sales Value)	$55mm - $70mm
Leverage Target (as % of Total Enterprise Value)	<40%
(1)	Excludes earnings impact of income property dispositions which could exceed $0.50 per share net of tax at above the mid-point of our guidance for dispositions.

Year End 2017 Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter and year ended December 31, 2017 tomorrow, Thursday, February 8, 2018, at 9:00 a.m. eastern time. Shareholders and interested parties may access the Earnings Call via teleconference or webcast:

Teleconference: USA (Toll Free)	1‑888‑317‑6003
International:	1‑412‑317‑6061
Canada (Toll Free):	1‑866‑284‑3684

Please dial in at least fifteen minutes prior to the scheduled start time and use the code 5952827 when prompted.

A webcast of the call can be accessed at: http://services.choruscall.com/links/cto180207.html.

To access the webcast, log on to the web address noted above or go to http://www.ctlc.com and log in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including more than 2.1 million square feet of income properties, as well as approximately 8,100 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation for the quarter and year ended December 31, 2017, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements.  Such factors may include the completion of 1031 exchange transactions, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	December 31, 2017	December 31, 2016
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$ 358,130,350	$274,334,139
Golf Buildings, Improvements, and Equipment	6,617,396	3,528,194
Other Furnishings and Equipment	715,042	1,032,911
Construction in Progress	6,005,397	5,267,676
Total Property, Plant, and Equipment	371,468,185	284,162,920
Less, Accumulated Depreciation and Amortization	(23,779,780)	(16,552,077)
Property, Plant, and Equipment—Net	347,688,405	267,610,843
Land and Development Costs	39,477,697	51,955,278
Intangible Lease Assets—Net	38,758,059	34,725,822
Impact Fee and Mitigation Credits	1,125,269	2,322,906
Commercial Loan Investments	11,925,699	23,960,467
Cash and Cash Equivalents	6,559,409	7,779,562
Restricted Cash	6,508,131	9,855,469
Refundable Income Taxes	1,116,580	943,991
Other Assets	12,971,129	9,469,088
Total Assets	$ 466,130,378	$408,623,426
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$ 1,880,516	$ 1,518,105
Accrued and Other Liabilities	10,160,526	8,667,897
Deferred Revenue	2,030,459	1,991,666
Intangible Lease Liabilities - Net	29,770,441	30,518,051
Accrued Stock-Based Compensation	—	42,092
Deferred Income Taxes—Net	42,293,864	51,364,572
Long-Term Debt	195,816,364	166,245,201
Total Liabilities	281,952,170	260,347,584
Commitments and Contingencies
Shareholders’ Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,030,990 shares issued and 5,584,335 shares outstanding at December 31, 2017; 6,021,564 shares issued and 5,710,238 shares outstanding at December 31, 2016	5,963,850	5,914,560
Treasury Stock – 446,655 shares at December 31, 2017; 311,326 shares at December 31, 2016	(22,507,760)	(15,298,306)
Additional Paid-In Capital	22,735,228	20,511,388
Retained Earnings	177,614,274	136,892,311
Accumulated Other Comprehensive Income	372,616	255,889
Total Shareholders’ Equity	184,178,208	148,275,842
Total Liabilities and Shareholders’ Equity	$ 466,130,378	$408,623,426

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
Revenues
Income Properties	$8,840,425	$6,608,830	$31,406,930	$25,092,484
Interest Income from Commercial Loan Investments	325,240	537,728	2,052,689	2,588,235
Real Estate Operations	6,864,334	19,165,183	52,522,555	38,144,347
Golf Operations	1,439,436	1,312,471	5,095,313	5,190,394
Agriculture and Other Income	11,187	11,331	334,804	59,401
Total Revenues	17,480,622	27,635,543	91,412,291	71,074,861
Direct Cost of Revenues
Income Properties	(2,160,999)	(1,393,474)	(6,917,743)	(5,204,863)
Real Estate Operations	(2,071,650)	(10,242,446)	(17,480,197)	(14,881,311)
Golf Operations	(1,785,644)	(1,432,393)	(5,958,888)	(5,587,077)
Agriculture and Other Income	(6,302)	(13,170)	(96,149)	(166,769)
Total Direct Cost of Revenues	(6,024,595)	(13,081,483)	(30,452,977)	(25,840,020)
General and Administrative Expenses	(2,309,764)	(1,779,467)	(10,252,610)	(10,297,877)
Impairment Charges	—	—	—	(2,180,730)
Depreciation and Amortization	(3,524,525)	(2,377,031)	(12,663,959)	(8,195,417)
Gain (Loss) on Disposition of Assets	304	(83,668)	38	12,758,770
Land Lease Termination	—	—	2,226,526	—
Total Operating Expenses	(11,858,580)	(17,321,649)	(51,142,982)	(33,755,274)
Operating Income	5,622,042	10,313,894	40,269,309	37,319,587
Investment Income (Loss)	10,554	31,181	37,985	(529,981)
Interest Expense	(2,243,770)	(2,052,745)	(8,523,136)	(8,753,338)
Income Before Income Tax Expense	3,388,826	8,292,330	31,784,158	28,036,268
Income Tax Benefit (Expense)	20,938,398	(3,212,127)	9,935,266	(11,836,854)
Net Income	24,327,224	5,080,203	41,719,424	16,199,414
Less: Net Loss Attributable to Noncontrolling Interest in Consolidated VIE	—	14,870	—	51,834
Net Income Attributable to Consolidated-Tomoka Land Co.	$24,327,224	$5,095,073	$41,719,424	$16,251,248

Per Share Information:
Basic
Net Income Attributable to Consolidated-Tomoka Land Co.	$4.42	$0.91	$7.53	$2.86
Diluted
Net Income Attributable to Consolidated-Tomoka Land Co.	$4.38	$0.90	$7.48	$2.85

Dividends Declared and Paid	$0.05	$0.04	$0.18	$0.12